                                 EXHIBIT 10.1

                       CONFIDENTIAL TREATMENT REQUESTED

      CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE PORTIONS OF THIS AGREEMENT MARKED [*]. THE OMITTED PORTIONS OF THIS AGREEMENT HAVE BEEN
         FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                             [LOGO FOR SYMPHONIX]

                               Joint Development

                                       &

                                Supply Agreement



                            Topholm & Westermann ApS
                               Vaerloese, Denmark

                                      and

                            Symphonix Devices, Inc.
                              San Jose, California




                                January 16, 1998

1.        Introduction

This document outlines a joint development and supply agreement (this "Agreement") by, and between, Symphonix/(R)/ Devices, Inc., having a principle place of business at 3047 Orchard Parkway, San Jose, CA, 95134, USA ("Symphonix") and Topholm & Westermann ApS, having a principle place of business at Ny Vestergaardsvej 25, DK-3500 Vaerloese, Denmark ("T&W").

2.        Scope

T&W has developed certain expertise and technology with regards to the design, application and manufacture of digital signal processing to acoustic hearing aid devices. Specifically, T&W has developed a technology referred to herein as the "SENSO", a digital signal processing hybrid microelectronic circuit for hearing aid application. In conjunction with this SENSO technology, T&W has also developed a hand held microcontroller-based programming device referred to as the "LP2" programmer. These devices work in conjunction to form a platform for digital signal processing based hearing aid systems.

Symphonix has developed certain expertise and technology with regards to the design, development and manufacture of implantable and partially implantable hearing devices. In particular, Symphonix has developed the Vibrant/(R)/ soundbridge, a partially implantable hearing device comprising the implanted VORP prosthesis and the external Audio Processor. The Audio Processor comprises signal processing technology that may be directly or indirectly extrapolated from standard acoustic hearing aid devices.

Symphonix desires to obtain access to the SENSO hybrid technology as well as the LP2 programmer technology for use in particular Vibrant soundbridge products. T&W desires to supply such technology and T&W expertise to Symphonix along with certain assistance and technological know-how required to implement, maintain and support the use of said technology in Symphonix products on the terms and conditions of this Agreement.

3.        Joint Development & Transfer of Technology

Symphonix and T&W agree to the following terms and conditions with regards to:
1) the development of a SENSO digital signal processing hybrid for use in the Symphonix Audio Processor application, and 2) the development of an LP2 hand held programmer for use in conjunction with the SENSO hybrid developed for the Audio Processor application.

3.1.        SENSO Hybrid Development

  Symphonix and T&W shall work together to develop a final SENSO hybrid circuit specification (the "SENSO Specifications") suitable for use with the Vibrant soundbridge products for the purposes of developing a supply agreement, including the purchase requirements, testing and inspection requirements of hybrid circuits, and overall quality assurance provisions for the purchase of these hybrids. As part of this effort, T&W agrees to deliver fully tested hybrids that are pre-programmed with "factory calibration" settings, in accordance with the written SENSO Specifications.

  Symphonix shall provide all necessary technical information to aide T&W to determine the appropriate "factory calibration" settings and T&W shall provide all necessary know-how to allow Symphonix to fine tune these settings at Symphonix facilities.

  T&W shall provide Symphonix with all specifications, schematics and other know-how necessary to support general testing, troubleshooting and functional analysis of the SENSO hybrid for production and general quality assurance purposes.

3.2.        LP2 Programmer Development

  Symphonix and T&W shall work together to develop a final LP2 Programmer specification (the "LP2 Specifications") suitable for use with the Vibrant soundbridge products for the purposes of developing a supply agreement, including the purchase requirements, testing and inspection requirements of programmers, and overall quality assurance provisions for the purchase of these programmers. As part of this effort, T&W agrees to deliver fully assembled and tested programmers meeting the LP2 Specifications and labeled in accordance with artwork provided by Symphonix. In conjunction with each programmer, T&W shall provide a programmable read only memory chip (PROM) programmed with a modified version of the SENSO fitting software. The modifications shall be as agreed to and set forth in the LP2 Specification.

  Symphonix shall provide all necessary technical information to aid T&W to determine the modifications and settings for the fitting software and T&W shall provide the necessary know-how to allow Symphonix to verify these settings at Symphonix facilities. Symphonix further agrees to provide all sales packaging and accessories required for use with the LP2 programmer and to ensure that any visual resemblance of the Symphonix version of the LP2 programmer and ancillary manuals to the T&W programmer is minimized.

  T&W shall provide Symphonix with all specifications, schematics and other know-how necessary to support general testing, troubleshooting and functional analysis of the LP2 programmer for service and repair, as well as general quality assurance purposes.

3.3.        Intellectual Property

  T&W hereby grants to Symphonix a non-exclusive, royalty-free license under T&W's interest in the SENSO hybrid and LP2 programmer (as same may be modified and/or improved hereunder) (i) to use, import, have imported, sell and otherwise distribute the SENSO hybrid as incorporated into Symphonix products;
  (ii) to use, import, have imported, sell and otherwise distribute LP2 programmers in conjunction with the marketing, sale and distribution of Symphonix products; and (iii) to use the SENSO hybrid and LP2 programmers for purposes of testing of Symphonix Products and developing specifications for Symphonix-specific SENSO hybrids and LP2 programmers as contemplated herein. The license granted herein does not include the right to make or have made SENSO hybrids and LP2 programmers, and is applicable only to SENSO hybrids and LP2 programmers supplied to Symphonix by, or on behalf of, T&W. T&W represents that it has the right to grant the foregoing license.

  T&W shall own all right, title and interest in and to all SENSO and LP2 technology and all modifications and improvements thereto; provided, however, that T&W shall not disclose to, or use for the benefit of any third party, any modifications and/or improvements to the SENSO and LP2 technology designed, invented or otherwise developed as a result of the development work performed for Symphonix hereunder without the prior written consent of Symphonix. Hybrids purchased from T&W may never be used for air conduction hearing aids or sold to a third party for use in air conduction hearing aids.

4.          Supply Agreement

Symphonix and T&W agree to the following terms and conditions with regards to the supply, subsequent to the development work described in the section 3, of SENSO digital signal processing hybrids and LP2 programmers.

4.1.        General Supply

  In accordance with the terms and conditions of this Agreement, T&W agrees to manufacture and supply to Symphonix, and Symphonix agrees to purchase from T&W LP2 Programmers and SENSO hybrids during the term of this Agreement. Symphonix and T&W agree that the supply of the SENSO hybrids and LP2 programmers developed as part of this agreement shall be in accordance with the terms and
  conditions set out in this Agreement.   Symphonix will submit its orders for
  LP2 Programmers and SENSO hybrids on Symphonix's purchase order forms, specifying quantities ordered, shipping instructions, destinations and requested delivery dates. Any additional terms and conditions included in any such purchase order form, or in any order acknowledgment, invoice or other similar form, shall be of no force and effect and shall form no part of the agreement between the parties hereto unless such terms are expressly agreed by the parties in writing.
4.1.1.      Pricing
------      -------
  The prices set forth below shall be F.O.B. point of origin. All prices are exclusive of sales, use and other taxes, export, import and other duties, which shall be paid by Symphonix F.O.B. point of origin. Prices shall be as set out below for the duration of this Agreement. The pricing structure of the SENSO and/or the LP2 may be revised if both parties mutually agree in writing to a new pricing structure. The 12-month periods referenced will be successive 12-month periods commencing with the placement of the first purchase order by Symphonix. Within such 12-month periods, pricing shall be based initially on the volumes anticipated in the forecast and purchase orders placed. As soon as it becomes evident that actual volumes are likely to indicate a different unit price, purchases shall be at that different price and retroactive price adjustments shall be invoiced to bring the price charged throughout the relevant 12-month period into line with the schedule set out below.

  SENSO Hybrids: [*] per hybrid, for quantities up to [*] units per 12 month period.

                  [*] per hybrid, quantities above [*] units per 12 month
            period.

  LP2 Programmers:  [*] per programmer, minimum order size of [*] units.
4.1.2.      Forecasting and Ordering
------      ------------------------
  At least semi-annually, Symphonix shall provide to T&W a forecast of anticipated purchases from T&W of SENSO hybrids and LP2 Programmers. Such forecasts shall be used for planning purposes and shall not be binding purchase commitments. Symphonix shall, during the term of this Agreement, place its purchase orders, specifying quantities ordered, shipping instructions, destinations and requested delivery dates. T&W will notify Symphonix in writing promptly of acceptance or rejection of a purchase order including an estimated shipment date. T&W's estimated shipment date shall not be later than the requested delivery date set forth in Symphonix's purchase order, provided that the products ordered are consistent with previously provided forecasts. If T&W has not provided a written statement of acceptance or rejection of a purchase order within ten (10) days after receipt thereof, T&W shall be deemed to have accepted such purchase order. Symphonix may cancel or reschedule purchase orders, but not within thirty (30) days prior to the scheduled delivery date. T&W agrees to use reasonable efforts to comply with rescheduling requests not made within the foregoing time period.

  T&W will submit an invoice to Symphonix for payment for each shipment under this Agreement and Symphonix will make payment to T&W thirty (30) days from the invoice date, provided that invoice date shall not be earlier than the shipment date.

4.2.        Limit of Responsibility for Delivered Components

  T&W's responsibility is limited to the quality of the SENSO hybrids and LP2 programmer hardware when delivered to Symphonix. T&W shall be responsible for supplying product that conforms with the agreed SENSO Specifications and LP2 Specifications and to make right or replace any product or hardware determined to be in nonconformance with the agreed SENSO Specifications and LP2 Specifications. Upon approval by Symphonix, T&W will have no responsibility for any claims or problems caused by the modified fitting software when used in or with Symphonix products, except as noted in section 5 of this agreement.

  T&W agree to provide fair and reasonable technical support to Symphonix, on an as-requested basis, in order to help resolve technical issues or problems that may arise from time to time where Symphonix may need additional technical know-how for components, hardware or software delivered as part of this agreement. Symphonix agrees to remunerate T&W for this technical support at fair and reasonable rates for non-recurring engineering time.

4.3.        Returns

  Symphonix shall have the right, within thirty (30) days after receipt of products supplied by T&W, to reject any lots or units which, upon inspection, fail to conform to the SENSO Specifications or LP2 Specifications, by returning such nonconforming products to T&W with written explanation of the non-conformity. Rejected lots will be shipped to T&W's manufacturing facility, freight collect. T&W shall, at its expense, promptly replace the nonconforming products with conforming products within a period not to exceed thirty (30) days from the date of rejection, or issue a full credit to Symphonix for such defective products. Notwithstanding the foregoing, the parties recognize that it is possible for a shipment of products to fail to conform to the applicable Specifications in a manner which would not be discoverable upon reasonable inspection and testing ("Latent Defects"). As soon as either party becomes aware of a Latent Defect in any products it shall immediately notify the other party, in which case, Symphonix may reject the applicable products as provided in this Section until sixty (60) days after the discovery of such Latent Defect.

4.4.        Continuation of Supply & Notification

  T&W agrees to supply Symphonix with the SENSO hybrids and LP2 Programmers as developed and described in this agreement, in accordance with the requirements of this agreement. T&W further agrees to provide Symphonix with a minimum of 180 days written notice of its intent to terminate the supply of either or both of the SENSO hybrid or LP2 Programmer as developed herein. During the 180 day period, Symphonix may place purchase orders in accordance with this Agreement. In addition, as a result of such notification of termination of supply, Symphonix may place and T&W shall accept a "one-time" purchase order in quantities adequate to cover Symphonix's reasonably anticipated requirements during the twelve (12) month period following the expiry of the 180-day notice period. Such order shall be delivered on a mutually agreed schedule over the twelve (12) month period following placement by Symphonix of the "one-time" purchase order.

5.          Indemnification

In the event that a claim, suit or proceeding is instituted against T&W seeking damages as a result of actual or alleged malfunction of any Symphonix product containing products, components or software supplied by T&W, Symphonix shall, upon request by T&W and at Symphonix's expense, defend or (at Symphonix's option) settle such claim, suit or proceeding, except as provided in the next paragraph. Symphonix shall have sole control of the defense of any such claim, suit or proceeding and/or settlement negotiations and Symphonix, agrees, subject to the limitations set forth below, to pay any final judgement entered pursuant thereto.

If Symphonix fails to maintain reasonable control over such lawsuit or proceeding in a manner which does or will significantly affect the outcome of such lawsuit or proceeding, and Symphonix has not cured or commenced to cure such failure within forty-five (45) days after written notice thereof by T&W, T&W may, upon written notice to Symphonix, assume control of such lawsuit or proceeding until such time as Symphonix notifies T&W in writing of its intent to resume control thereof. If T&W assumes control of a lawsuit or proceeding pursuant to the foregoing sentence, T&W shall at all times act in good faith, using reasonable business judgement and shall use reasonable efforts to refrain from actions, statements or admissions which do or will adversely affect Symphonix or incur unnecessary or unreasonable expense.

T&W agrees that Symphonix shall be relieved of the foregoing obligations unless T&W (i) notifies Symphonix promptly in writing of any such claim, suit or proceeding, (ii) gives

Symphonix written authorization to proceed as contemplated by this paragraph and
(iii) gives Symphonix (at Symphonix expense) such information and assistance as Symphonix shall reasonably require in connection with the defense and/or settlement of such claim, suit or proceeding. T&W further agrees that Symphonix shall have no indemnification obligations hereunder in the event that the actual or alleged malfunction that is the subject of a claim for which indemnification hereunder is sought was caused by the gross negligence, recklessness or willful misconduct of T&W or its employees, agents or contractors, and in such event T&W shall refund to Symphonix any and all amounts paid by Symphonix pursuant to its indemnification obligations hereunder.

6.          Mutual Non-disclosure Agreement & Confidentiality

T&W and Symphonix agree to abide by the Mutual Non-disclosure Agreement provided for in Appendix A.

T&W and Symphonix further agree that, except as necessary to comply with legal requirements, both parties shall keep as confidential the existence and terms of this Agreement. Neither party shall use the name, logos or trademarks of the other, or disclose the existence of this Agreement for marketing or promotional purposes without the express written consent of the other party.

7.          Assignment

Symphonix may assign its rights under this Agreement in whole or in part to any subsidiary or subsidiaries, which may be substituted directly for it. Either party may assign this Agreement to the successor of all or substantially all of its business assets related hereto. Neither party shall have any right to assign this Agreement except as expressly provided in this Section. It is expressly understood and agreed, however, that the assignor of any rights shall remain bound by all of the obligations of this agreement.

8.          Payments

In return for the engineering and development provided by T&W for purposes of developing the components, hardware and software described in sections 3.1 and
3.2 of this agreement, Symphonix agrees to pay a non-recurring engineering (NRE) charge of [*]. This NRE charge includes all development work, prototypes and documentation necessary to support this effort. Payment shall be made in the following manner: [*] payable upon execution of this agreement, and (ii) balance of US [*] upon final approval by Symphonix of SENSO hybrid prototypes, LP2 programmer hardware and modified fitting software (PROM).

Symphonix further agrees to pay all reasonable and necessary travel expenses for T&W engineers to travel to Symphonix facilities in San Jose, CA, USA to support the development and implementation of the components, hardware and software described in this agreement. Such travel shall be pre-approved in writing by Symphonix prior to incurring any associated costs.

Payments shall be made for actual costs incurred and in no case without the submission of appropriate receipts or documentation for all reimbursable expenses.

The payments and schedules for production shipments of SENSO hybrids and LP2 programmers shall be in accordance section 4.

9.          Effective Date, Term and Termination

This agreement shall become effective on the date indicated in Section 13. The term of this agreement, for the purposes of the joint development described in section 3, shall be to the completion of the development as determined by the written approvals for each of the SENSO and LP2 developments, or a period of 12 months, whichever comes first. The term of this agreement for purposes of the supply agreement described in section 4 shall continue until terminated by Symphonix with ninety (90) days written notice, or until terminated by T&W in accordance with section 4.4. The term of the Mutual Non-disclosure Agreement in Appendix A, shall be in accordance with that agreement.

Material failure by T&W or Symphonix to comply with any of the obligations and conditions herein contained, unless such failure results from or is caused by applicable laws or regulations, shall entitle the other party to give the party in default written notice requiring it to cure such default. If such default is not cured within ninety (90) days after the receipt of such notice, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving notice to take effect immediately. The right of either party to terminate this Agreement, as provided herein, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default. In the event any applicable federal, state or local laws or any regulation, order or policy issued under any such laws, is changed (or judicial interpretation thereof is developed or changed) in a way which will have a material adverse effect on the benefits anticipated by one or more parties to the Agreement, the adversely affected party may notify the other party in writing of such change and the effect of the change. Upon such notice, the parties shall enter into good faith negotiations to revise the Agreement to compensate for such change.

10.         Notices

Any notice or report required or permitted to be given or made under this agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if mailed by registered international mail, postage prepaid, addressed to such other party at its respective address as follows:

For Symphonix:    Symphonix Devices, Inc.
                  3047 Orchard Parkway
                  San Jose, CA  95134
                  USA

For T&W:          Topholm & Westermann ApS
                  Ny Vestergaardsvej 25
                  DK-3500 Vaerloese
                  Denmark

11.         Entire Agreement & Amendments

This Agreement together with the Mutual Non-disclosure Agreement (Appendix A) constitutes a final written expression of all the terms of the Agreement among the parties, and is a complete and exclusive statement of the terms. Any representations, promises, warranties, or statements made by the parties that differ in any way from the terms of this Agreement shall have no force or effect. The parties specifically represent that there are no additional or supplemental agreements among them. No addition to or modification of any provision of this Agreement shall be binding unless made in writing and signed by all parties.

12.         Governing Law

This Agreement shall be construed in accordance with the laws of the State of California, United States of America, without reference to conflict of laws principles.

13.         Approval

Agreed to and effective this day January 16, 1998 by and between Symphonix Devices, Inc. and Topholm &Westermann, ApS.

For Symphonix Devices, Inc.;           For Topholm & Westermann ApS;



 /s/ Harry S. Robbins                  /s/ Jan Topholm
-----------------------------------    -----------------------------------
Harry S. Robbins, President and CEO    Name and Title

                                   Appendix A

                        Mutual Non-disclosure Agreement

                         MUTUAL NONDISCLOSURE AGREEMENT

     THIS MUTUAL NONDISCLOSURE AGREEMENT is made and entered into as of January 16, 1998 by and between Symphonix Devices, Inc., a California corporation and Topholm & Westermann, ApS, a corporation organized under the laws of the country of Denmark.

     1.   Purpose.  The parties have entered into that certain Development and
          -------
Supply Agreement dated January 16, 1998 (the "Development Agreement") and in connection therewith, each party may disclose to the other certain confidential technical and business information which the disclosing party desires the receiving party to treat as confidential.

     2.   "Confidential Information" means any information disclosed by either
           ------------------------
party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment), which is designated as "Confidential," "Proprietary" or some similar designation. Confidential Information shall include without limitation the items set forth in the Appendix attached hereto, whether or not so designated upon disclosure. Information communicated orally shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within a reasonable time after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

     3.   Non-use and Non-disclosure.  Each party agrees not to use any
          --------------------------
Confidential Information of the other party for any purpose other than the purposes contemplated by the Development Agreement. Each party agrees not to disclose any Confidential Information of the other party to third parties or to such party's employees, except to those employees of the receiving party who are required to have such information in order to perform in accordance with the Development Agreement. Neither party shall reverse engineer, disassemble or de-compile any prototypes, software or other tangible objects which embody the other party's Confidential Information and which are provided to the party hereunder.

     4.   Maintenance of Confidentiality.  Each party agrees that it shall take
          ------------------------------
reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential

Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. Neither party shall make any copies of the Confidential Information of the other party unless the same are previously approved in writing by the other party. Each party shall reproduce the other party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

     5.   No Obligation.  Nothing herein shall obligate either party to proceed
          -------------
with any transaction between them, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the business opportunity.

     6.   No Warranty.  ALL CONFIDENTIAL INFORMATION IS PROVIDED "AS IS".  EACH
          -----------
PARTY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

     7.   Return of Materials.  All documents and other tangible objects
          -------------------
containing or representing Confidential Information which have been disclosed by either party to the other party, and all copies thereof which are in the possession of the other party, shall be and remain the property of the disclosing party and shall be promptly returned to the disclosing party upon the disclosing party's written request.

     8.   No License.  Except as provided in the Development Agreement nothing
          ----------
in this Agreement is intended to grant any rights to either party under any patent, mask work right or copyright of the other party, nor shall this Agreement grant any party any rights in or to the Confidential Information of the other party except as expressly set forth herein.

     9.   Term.  The obligations of each receiving party hereunder shall survive
          ----
until such time as all Confidential Information of the other party disclosed hereunder becomes publicly known and made generally available through no action or inaction of the receiving party.

     10.  Remedies.  Each party agrees that any violation or threatened
          --------
violation of this Agreement may cause irreparable injury to the other party, entitling the other party to seek injunctive relief in addition to all legal remedies.

     11.  Miscellaneous.  This Agreement shall bind and inure to the benefit of
          -------------
the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party shall have any obligation, express or implied by law, with respect to trade secret or proprietary information of the other party except as set forth herein. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision. This Agreement may not be amended, nor any obligation waived, except by mutual agreement in writing signed by both parties hereto.


SYMPHONIX DEVICES, INC.                 TOPHOLM & WESTERMANN, ApS.

By: /s/ Harry S. Robbins                By:   /s/ Jan Topholm
   -------------------------               -------------------------

Name: Harry S. Robbins                  Name:  Jan Topholm
     -----------------------                 -----------------------

Title: President & CEO                  Title:  President
      ----------------------                  ----------------------

                                  APPENDIX A
                                  ----------


        Symphonix:
        ----------

             Confidential Information disclosed by Symphonix shall include all information disclosed by Symphonix relating to implantable hearing devices and products.



        Topholm & Westermann:
        --------------------

             Confidential Information disclosed by Topholm & Westermann shall include all information disclosed by T&W relating to the SENSO digital signal processing technology and the LP2 programmer technology.